FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

FOR MORE INFORMATION
CONTACT Bruce Entin:   408-433-4067
          Diana Matley:   408-433-4365


CC94-05


LSI LOGIC CORPORATION ANNOUNCES PRIVATE PLACEMENT OF CONVERTIBLE
SUBORDINATED NOTES

MILPITAS, CALIFORNIA, March 7, 1994 -- LSI Logic Corporation announced today that it intends, subject to market and other conditions, to raise approximately $125,000,000 through a private placement of convertible subordinated notes to institutional investors. The Company stated that the purposes of the offering are to further strengthen the Company's financial position and to provide the Company with additional resources for capital expenditures and general corporate purposes. The Company expects to complete the offering within the next 45 days. It is contemplated that the notes will be convertible into LSI Logic Corporation Common Stock and will have a seven-year term. No other terms were disclosed.

The securities will be offered under Rule 144A and Regulation S and therefore will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

LSI Logic (NYSE:LSI), with revenues of $719 million in 1993, is a manufacturer of high-performance semiconductors that incorporate application-specific integrated circuit (ASIC) technology. The Company serves selected vertical markets, including networking/telecommunications, digital video (cable television, direct broadcast satellite, set-top decoders, video games), and computer system logic (file servers, workstations and personal computers).